Exhibit 99.1
Explanation of Responses

(1) Represents restricted stock units awarded pursuant to the annual equity grant under the issuer's director compensation plan that entitle the reporting person to receive one share of issuer's common stock per restricted stock unit. The restricted stock units will fully vest on the earlier of the date of the issuer's 2011 annual meeting of stockholders and December 31, 2011, subject to continued service through the applicable date.

(2) Represents the following shares: (i) 954,755 shares held by Insight Venture
Partners V, L.P., 289,086 shares held by Insight Venture Partners (Cayman) V, L.P.,
968,073 shares held by Insight Venture Partners V Coinvestment Fund, L.P. and 56,143
shares held by Insight Venture Partners V (Employee Co-Investors), L.P. (together, the "Insight V Funds"); (ii) 30,543 shares held by Insight Venture Partners IV
(Co-Investors), L.P., 33,134 shares held by Insight Venture Partners (Cayman) IV,
L.P., 1,970 shares held by Insight Venture Partners IV (Fund B), L.P. and 247,839
shares held by Insight Venture Partners IV, L.P (together, the "Insight IV Funds");
(iii) 156,431 shares held by Insight Venture Associates IV, L.L.C. ("Insight Associates
IV"); (iv) 942,415 shares held by Insight Venture Associates V, L.L.C. ("Insight
Associates V"); and (v) 318 shares held by Insight Venture Management, LLC ("Insight
Management").  The reporting person is a member of the board of managers of Insight
Holdings Group, LLC, which in turn is the managing member of Insight Management, as well as the managing member of Insight Associates IV and Insight Associates V, which are the general partners of the Insight IV Funds and the Insight V Funds, respectively.
The reporting person disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that the reporting person is the beneficial owner of the securities for purposes of Section 16 or for any other purposes.

(3) Represents stock options awarded pursuant to the annual equity grant under the issuer's director compensation plan. All of the shares will fully vest on the earlier of the date of the issuer's 2011 annual meeting of stockholders and December 31, 2011, subject to continued service through the applicable date.